UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 4, 2005 (October 31, 2005)

CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

14 Piedmont Center, Suite 1400, Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 949-0700

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement.
     As previously disclosed in a current report on Form 8-K, filed on October 31, 2005, on that date Cumulus Media Inc. (“Cumulus”), together with three private equity firms, formed Cumulus Media Partners, LLC (“CMP”), which has entered into agreements to acquire the radio broadcasting business of Susquehanna Pfaltzgraff Co. (the “Susquehanna Radio Acquisition”). In order to effect the Susquehanna Radio Acquisition, Cumulus entered into an agreement with Bain Capital Fund VIII, L.P. (“Bain”), BCP Capital Fund VIII, L.P. (“Blackstone”) and Thomas H. Lee Equity Fund V, L.P. (“THLee”) providing for the capitalization and operation of CMP and its subsidiaries. Pursuant to that agreement, Cumulus will contribute its Kansas City, Missouri and Houston, Texas radio operations and assets to CMP, in exchange for an equity stake initially valued at approximately 25% of the equity of CMP. Bain, Blackstone and THLee (collectively, the “Equity Partners”) will contribute cash in exchange for the remaining approximately 75% equity stake. The capitalization of CMP is expected to occur immediately prior to the closing of the Susquehanna Radio Acquisition, and is contingent on, among other things, satisfaction of all conditions precedent to the acquisition.
     Under the terms of the agreement with the Equity Partners, distributions by CMP to its members will be calculated according to a formula that values Cumulus’ interest at up to $150 million, or approximately 40% of the equity interests in CMP, subject to achieving certain performance criteria. The boards of directors of CMP and its subsidiaries shall each be comprised of eight members: two directors designated by each of Cumulus and each Equity Partner. Generally, any significant action taken by CMP or its subsidiaries during the initial three years will need the approval of Cumulus and the approval of a majority of the Equity Partners and, thereafter, simply a majority of the membership interests. Cumulus and the Equity Partners will have preemptive rights with respect to any new issuance of securities by CMP or its subsidiaries. In addition, the parties may not transfer their equity interests in CMP, except under certain circumstances. The parties also have rights of first offer, “tag-along” rights and “drag-along” rights in the event of proposed transfers of equity interests in CMP. Cumulus and the Equity Partners have also agreed that CMP shall have the right to pursue first any acquisition opportunities involving radio broadcasting operations primarily in the top 50 radio broadcasting markets in the United States. If CMP declines such an opportunity, then Cumulus will have the right to pursue it. With regard to acquisition opportunities involving other U.S. markets, CMP must allow Cumulus the right to pursue first any such opportunity.
     Additionally, the agreement provides for Cumulus, subject to board oversight, to manage CMP’s radio broadcasting operations and corporate development. Cumulus’ senior management will serve as the senior management of the entities owning or operating the managed assets, although Cumulus will maintain responsibility for all salary, benefits and related employment compensation expenses. In exchange for its management services, Cumulus will receive an annual management fee equal to the greater of $4.0 million or 4% of CMP’s adjusted earnings, payable on a quarterly basis.
     Other than in respect of the agreement with the Equity Partners, neither Cumulus nor its affiliates have any material relationships with any of the other parties to the agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Martin R. Gausvik
	Name:	Martin R. Gausvik
	Title:	Executive Vice President and Chief Financial Officer

Date: November 4, 2005